Exhibit 10.10

RLH Corporate Office
Executive Officer’s Incentive Pay Plan

Effective Date:
January 1, 2014. This Plan supersedes all previous bonus plans in existence and past written or verbal communication regarding the terms of any bonus plan.

Participant Eligibility:
President & CEO and Executive Vice-Presidents (EVPs). Eligible executives must be employed at the time of the payout to receive any payment under this plan.

Earnings Potential:
Varies by position. A target bonus percentage (percentage of base pay) has been established for each executive: President & CEO - 50% and EVPs - 40%. Based on achievement of specific results, executives may exceed the target payment and receive a higher percentage up to 200% of their target bonus amount. Individual criteria and performance can impact the awarded bonus to a range of 0% to 150% of their calculated amount.

Criteria:
This balanced scorecard bonus has two components. The Company must meet some or all of the Corporate Success Factors (CSF) minimum targets for a payout to occur. In addition, the Compensation Committee of the Board of Directors may adjust the executive’s calculated bonus amount up (by up to 150%, but not to exceed the stated maximum) or down (as far as zero) based on the executive’s individual contributions and performance.

Balanced Scorecard:
The CSFs include Board approved goals for EBITDA, RevPAR, Occupancy %, Associate Opinion Scores and Guest Satisfaction Scores. The bonus received will be weighted on CSF as follows:

Success Factor	Minimum Success Met /Percent of EE Target Paid	Goal Success Met / Percent of EE Target Paid	Maximum Success Met / Percent of EE Max Paid
% of Target Bonus	15%	30%	200%

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). The actual EBITDA dollars for the period will be compared to the Goal EBITDA dollars for the same period. Goal EBITDA could be adjusted for acquisitions, dispositions, major transactions, or other items as approved by the Compensation Committee of the Board of Directors. Adjustments to EBITDA will only be considered and approved after the end of the year.

Bonus Potential:
Employee would be eligible for a % of their Target Bonus based on the Company’s achievement of CSFs.

Example:
Executive Annual Salary $200,000. Target Bonus % of 40%. If the Company achieves a CSF rating of 30%, the associate would be eligible to receive a bonus of $24,000 ($200,000*40%* 30%).

Approval:
The Compensation Committee of the Board of Directors

Calculation, Approval and Payment:
At the end of the period, calculations of CSFs will be subject to the approval of the Compensation Committee. The calculation and payout of bonuses will also be subject to approval by the Compensation Committee.

Payments will be made to executives as soon as administratively possible following the approval by the Compensation Committee. Payments may be made in either cash or stock at the Company’s sole discretion. Calculation is based on the base salary of the executive earned during the calendar year.

Effect of Change in Employment Status/Termination:
Transfers: If earned, a prorated amount of earned bonus/incentive will be paid, based on the number of days worked during the bonus period. An executive who transfers from a bonus-eligible position to another bonus-eligible position will receive pro-rated amounts for each position, based upon the criteria established for each position and will not have a waiting period to be eligible.
Leaves of Absences: To the extent an executive qualifies for an approved leave of absence, that executive’s bonus will not be forfeited, but rather will be prorated. If the leave involves accrued paid leave, the bonus will be unaffected. If the leave involves unpaid leave, the bonus will be prorated based upon the actual number of days worked plus any paid leave as a proportion of the full bonus calculation period.
Terminations: Participants must be employed through the last day of the bonus period (December 31st) and employed at time of payout in order to be eligible for payout. Any executive whose employment terminates prior to this date forfeits all rights to any bonus payment.

General Provisions:
In situations where a bonus/incentive has been earned based on the plan criteria, a participant may be disqualified from receiving part or all of such payment at the discretion of RLH. Instances when this might occur include overall substandard work performance of the executive, failure to follow Company policy and procedures, exposing the Company to legal liability, inappropriate behavior, withholding information, or inadequate follow-through on critical incidents.

Notwithstanding anything to the contrary in this policy, individual or company-wide bonus payments may be deferred, partially paid or withheld in their entirety at the sole discretion of RLH in consideration of the overall best interests of the Company. RLH reserves the right to cancel, change, modify or interpret any and all provisions of the Plan at any time without notice. Participation in or eligibility for the Plan does not create any entitlement to employment or continued employment and does not alter the at-will status of employees. This Plan will be governed and construed in accordance with the laws of the state of Washington.